FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2007

-- Development Programs On Track – Next Wave of Earlier Stage Pipeline Emerging --

Cambridge, MA, August 2, 2007 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the second quarter ended June 30, 2007.

“We have made solid clinical development and discovery research progress in the first half of 2007. Our lead development program, CRx-102, is well on its way to beginning Phase 2b clinical trials in both osteoarthritis and rheumatoid arthritis in the second half of 2007 as planned,” commented Alexis Borisy, President and CEO of CombinatoRx. “We are also on track to initiate proof-of-concept clinical studies in the second half of 2007 with a number of other promising development programs and have expanded our discovery efforts to include next generation novel combinations including early but compelling in vitro activity in hepatitis C and multiple myeloma.”

Second Quarter 2007 and Recent Accomplishments:

·	Extended R&D collaboration with Angiotech for an additional two and a half years based on the successful advancement of a number of product candidates in relevant preclinical models triggering a $7 million payment due before October 3, 2007.

·	Presented data on CRx-102 at the European League Against Rheumatism (EULAR) Annual
Congress of Rheumatology meeting:

o	A responder analysis of the CRx-102 treated patients in the Phase 2a osteoarthritis (OA) trial demonstrated clinically meaningful benefits from an individual patient perspective across a number of relevant outcome measures, including a 70% reduction in AUSCAN pain compared to placebo.

o	Further analysis of the previously completed Phase 2a rheumatoid arthritis (RA) trial indicated that CRx-102 treated patients experienced significantly less fatigue than those on placebo. Pain and fatigue are considered by treating physicians to be relevant measures of clinical benefit.

· Conducted an R&D day event on July 24, 2007 in which in-depth features on three development-stage programs and examples from the CombinatoRx drug discovery engine were provided:

o	CRx-102, a dissociated steroid with a novel mechanism designed to provide the immuno-inflammatory benefits of glucocorticoid steroids without associated steroid side effects, remains on schedule to begin phase 2b clinical trials in OA (projected August-September 2007) and RA (projected September-October 2007).

·	Non-clinical toxicology studies have been completed.
·	OA and RA advisory boards have been established representing a distinguished panel of clinical advisors in both the OA and RA space.
·	Regulatory documents have been filed.
·	Clinical supply has been manufactured and released.
·	Once daily formulation is on track for completion by year-end with back-up formulations if necessary.

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o	CRx-191, a topical dissociated steroid targeting the efficacy of a high-potency topical steroid with a mid-potency steroid safety profile, is on track to begin a phase 2 clinical proof-of-concept trial in psoriasis (projected third quarter 2007).

·	Non-clinical toxicology studies have been completed.
·	Clinical supply has been manufactured and released.
·	Regulatory documents have been submitted.

o	CRx-401, a novel insulin sensitizer targeting anti-diabetic activity without promoting weight gain, is expected to begin a phase 2 clinical proof-of-concept trial for type 2 diabetes (projected third quarter 2007).

·	Regulatory documents have been approved.
·	First patient has been screened.

o	The CombinatoRx next generation multi-target drug discovery efforts have expanded significantly to include more approved drugs (including drugs approved outside the United States), probes of molecular targets (such as map kinase inhibitors), biologics and new phenotypic assays to provide additional combination therapeutic possibilities.

o	CombinatoRx Singapore has applied this technology to the discovery of promising Hepatitis C combination drug candidates, including a synergistic combination of two approved non anti-viral drugs. This combination has achieved strong anti-viral activity without observed toxicity in an in vitro Replicon assay. In addition, by conducting a systematic and comprehensive screen as part of our HCV drug discovery effort, CombinatoRx Singapore has identified numerous enhancers and antagonists of current and emerging Hepatitis C therapies including protease and polymerase inhibitors.

o	A novel multi-target mechanism for multiple myeloma that is both broadly active with strong synergy across multiple myeloma cell lines and selective with no killing of normal cells, has been discovered. The in vitro activity seen to date appears to be equal or better than standard of care or emerging therapies in similar models and importantly, is also synergistic with those therapies.

·	CRx-150 showed activity in a rheumatoid arthritis proof-of-concept clinical study, demonstrating interesting biology, but failed to meet our target product profile and was discontinued as a development program.

·	Sally W. Crawford and W. James O’Shea were added to the CombinatoRx Board.

·	CombinatoRx, Inc. was selected to join the NASDAQ Biotechnology Index.

Second Quarter 2007 Financial Results (Unaudited):

As of June 30, 2007, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $101.0 million compared to $121.1 million on December 31, 2006.

Total revenue was $5.3 million in the second quarter of 2007 compared to $3.4 million reported in the second quarter of 2006. The increase in revenue for the second quarter is due primarily to increases in the rates we are reimbursed for under two government grants and additional activity associated with some of our collaborations.

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Net loss for the quarter ended June 30, 2007 was $10.5 million or $0.36 per share as compared to $9.0 million or $0.32 per share in the second quarter of 2006. Stock-based compensation expense was $1.9 million in both the second quarter of 2007 and 2006.

Research and development expenses totaled $12.7 million in the second quarter of 2007 compared to $8.7 million in the second quarter of 2006. The increase is due primarily to increased personnel-related expenses to support expanded research, clinical development and regulatory activities associated with an advancing pipeline of product candidates.

General and administrative expenses were $4.1 million in the second quarter of 2007 compared to $5.1 million in the second quarter of 2006.

2007 Financial Guidance:

CombinatoRx expects to end 2007, based on current operating plans, with revenue between $13.0 and $15.0 million, a net loss in the range of $48.0 million to $53.0 million and cash, cash equivalents and short-term investments of between $70.0 and $80.0 million, consistent with the guidance provided in January 2007.

Conference Call Information:

Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx will provide an update on the company and discuss first quarter results via conference call at 8:30 a.m. ET on Thursday, August 2, 2007. To access the call, please dial 800-561-2693 (domestic) or 617-614-3523 (international) five minutes prior to the start time and provide the passcode 95569290. A replay of the call will be available from 9:30 a.m. ET on August 2, 2007 until August 16, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 91982251. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.combinatorx.com. An archived webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, financial guidance for the fiscal year 2007, its product candidates and their clinical potential, its plans for clinical, preclinical and formulation development of its product candidates, its collaborations, business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, risks associated with the preclinical development of its product candidates, the Company's ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2007	2006	2007	2006

Revenue:
Collaborations	$5,287	$3,396	$8,921	$6,643

Operating expenses:
Research and development	12,714	8,703	25,476	15,854
General and administration	4,083	5,090	8,590	9,075

Total operating expenses	16,797	13,793	34,066	24,929

Loss from operations	(11,510)	(10,397)	(25,145)	(18,286)
Interest income	1,321	1,525	2,748	2,609
Interest expense	(309)	(153)	(553)	(284)

Loss before provision for income taxes	(10,498)	(9,025)	(22,950)	(15,961)

Provision for income taxes	—	—	(21)	—

Net loss	$(10,498)	$(9,025)	$(22,971)	$(15,961)

Net loss per share applicable to common
stockholders—basis and diluted	$(0.36)	$(0.32)	$(0.80)	$(0.62)

Weighted average number of common shares used in
net loss per share calculation – basic and diluted	28,837,552	28,120,203	28,737,041	25,942,181

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$ 13,854	$ 9,194
Restricted cash	50	—
Short-term investments	83,101	107,895
Accounts receivable	7,000	—
Unbilled accounts receivable	1,790	1,289
Prepaid expenses and other current assets	1,180	3,451

Total current assets	106,975	121,829

Property and equipment, net	16,069	12,506
Restricted cash	4,000	4,000

Total assets	$ 127,044	$ 138,335

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,937	$ 4,489
Accrued expenses	3,613	4,336
Deferred revenue	5,063	9,548
Current portion of notes payable, net of discount	2,722	1,851
Current portion of lease incentive obligation	649	649

Total current liabilities	14,984	20,873

Notes payable, net of current portion and discount	5,660	2,527
Convertible notes payable of subsidiary	13,063	9,301
Deferred revenue, net of current portion	14,296	8,011
Deferred rent	2,241	2,244
Lease incentive obligation, net of current portion	5,570	5,660

Minority interest in subsidiary	2,729	2,669

Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value: 60,000 shares authorized; 29,073 and 28,828 shares issued
and outstanding at June 30, 2007 and December 31, 2006	29	29
Additional paid-in capital	224,197	219,730
Accumulated other comprehensive income	53	39
Accumulated deficit	(155,778)	(132,748)

Stockholders’ equity	68,501	87,050

Liabilities and stockholder’s equity	$ 127,044	$ 138,335

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com